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                                                                    EXHIBIT 12.1

                               REXENE CORPORATION
             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (1)
                                 (IN THOUSANDS)

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
                                               THREE MONTHS                                 SIX MONTHS   SIX MONTHS   SIX MONTHS
                                                  ENDED        YEAR ENDED     YEAR ENDED      ENDED        ENDED         ENDED
                                               DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,     JUNE 30,     JUNE 30,
                                                   1992           1993           1993          1993         1994         1994
                                               ------------   ------------   ------------   ----------   ----------   -----------
                                                                             (PRO FORMA)                              (PRO FORMA)
Net income (loss)............................    $ (6,528)      $(25,243)      $(11,639)     $(11,809)    $  (661)      $ 6,319
Income tax expense (benefit).................      (3,908)        (8,940)          (602)       (4,439)       (177)        4,101
                                               ------------   ------------   ------------   ----------   ----------   -----------
Income (loss) before income taxes............     (10,436)       (34,183)       (12,241)      (16,248)       (838)       10,420
                                               ------------   ------------   ------------   ----------   ----------   -----------
Adjustments to arrive at earnings:
  Fixed charges:
    Interest charges.........................      12,972         51,093         28,586        25,401      25,891        14,293
    Estimated interest factor on rental
     expense.................................         675          2,543          2,543         1,271       1,260         1,260
                                               ------------   ------------   ------------   ----------   ----------   -----------
    Fixed charges............................      13,647         53,636         31,129        26,672      27,151        15,553
                                               ------------   ------------   ------------   ----------   ----------   -----------
  Capitalized interest.......................         312          1,259            694         1,003         739           399
                                               ------------   ------------   ------------   ----------   ----------   -----------
  Earnings...................................    $  2,899       $ 18,194       $ 18,194      $  9,421     $25,574       $25,574
                                               ------------   ------------   ------------   ----------   ----------   -----------
                                               ------------   ------------   ------------   ----------   ----------   -----------
Ratio of earnings to fixed charges (1).......      --             --             --            --           --             1.64
                                               ------------   ------------   ------------   ----------   ----------   -----------
                                               ------------   ------------   ------------   ----------   ----------   -----------

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(1)  The  ratio of earnings to fixed charges for the nine months ended September
     30, 1992 has not been presented because such information is not comparable to the information for periods after September 30, 1992, the date of the consummation of the Reorganization.

(2) Earnings were insufficient to cover fixed charges in the historical periods ended December 31, 1992, December 31, 1993, June 30, 1993 and June 30, 1994 by $10.7 million, $35.4 million, $17.3 million and $1.6 million, respectively. Earnings were insufficient to cover fixed charges for the pro forma year ended December 31, 1993 by $12.9 million.
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